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                            PATENT ROYALTY AGREEMENT

      Agreement made and entered into this 29th day of January, 1995 by and between RADIANT ENERGY CORPORATION, 79 Truman Road, North York, Ontario, Canada M2L 2L7 (hereinafter called "the Company"), and CHARLES J. CHEW ("Chew") and TIMOTHY P. SEEL ("Seel"), of Ellicotville and Tonawanda, New York, respectively;

                                   WITNESSETH:

      WHEREAS, CHEW and SEEL have made certain inventions relating to the "Method of, and Apparatus for, De-icing an Aircraft by Means of Infrared Radiation" (the "Inventions") for which they have made application for Letters Patent of the United States, the said application having been filed on the 7th day of March, 1994, bearing U.S. Serial No. 08/207,883; as a continuation of an earlier-filed Application being U.S. Serial No. 08/020,215, filed on the 19th day of July, 1993 (now abandoned) and an Application for Letters Patent in Canada in respect of which was filed in the Canadian Patent Office on November 14, 1994 (collectively the "Application") and

      WHEREAS, the Company is desirous of acquiring rights in and to the Invention(s), Application(s) any Letters Patent which may issue therefor and related Know-How (collectively the "Assets"); and MESSRS. CHEW and SEEL are desirous of transferring said Assets to the Company, subject to the terms and conditions set forth herein and in the Assignment annexed hereto.

      NOW, THEREFORE, for and in consideration of the premises and the covenants hereinafter recited to be faithfully performed and the sum of One Dollar ($1.00) and more by the Company to CHEW and SEEL in hand paid, the receipt of which is hereby acknowledged, it is understood and agreed as follows:

      1. CHEW and SEEL jointly and severally warrant that they are the sole and exclusive owners of the Assets, that they have full right to enter into this Agreement and that the Assets are transferred to the Company free and clear of all liens, charges, security interest and encumbrances of any nature or kind, except a security interest to Chew and Seel. The warranties in this Section 1 shall survive the closing of the purchase of the Assets by the Company from CHEW and SEEL.

      2. CHEW and SEEL shall execute all necessary and lawful papers to enable the Company, at its own expense, to file and prosecute applications for letters patent in all countries in which the Company shall elect or be able to secure patent protection for said Inventions and all, modifications and improvements thereto, and shall also execute all necessary and lawful papers to vest in the Company the entire right, title and interest in, to and under the Assets, modifications and improvements and the letters patent that have issued or may issue thereon in all countries in which the Company elects to secure patent protection.

      3. The Company covenants to pay to CHEW and SEEL collectively during the life of this Agreement, a royalty of two per cent (2.00%) of the gross sales price of each apparatus or device intended and adapted for use in aircraft de-icing (but not including the actual cost of the building housing the patented product) embodying a claim in the Application or Patent which it or its licensees may sell or use in the World. It is agreed said royalty shall be net of any applicable taxes payable to any governmental authority. At such time or the royalties payable hereunder shall aggregate a total of $1,000,000.00 (US) CHEW and SEEL shall cease to receive royalties under this Agreement.

      The obligation to pay royalties shall expire with the last to expire of any Letters Patent granted in respect of the Inventions hereunder, or when the royalties payable hereunder total $1,000,000.00 (US), whichever occurs first.

      4. All royalties provided for by this Agreement shall be due and payable quarterly, and Company agrees to pay to CHEW and SEEL on or before the last day of each of the months of January, April, July and October of each year during which this Agreement is in force, the total amount of royalties due and payable on account of its operations under this Agreement during the calendar quarter immediately preceding said dates.

      5. The Company agrees that it will render to CHEW and SEEL with each such royalty payment a written statement setting forth the total gross receipts from its sales during the period covered by such statement less applicable taxes, credits for any returned products and allowances for returned defective products and Company agrees to keep adequate records in sufficient detail to enable the royalties payable hereunder to be determined, and further agrees that it will permit such book or set of books to be examined by an auditor or accountant, authorized by CHEW and SEEL at any reasonable time during business hours to the extent necessary to permit such records to be examined, it being agreed

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that such auditor or accountant shall make his report to CHEW and SEEL in such manner that names of customers or other information deemed confidential by Company will not be disclosed to CHEW and SEEL.

      The Company shall not be liable for royalties upon the patented product returned by purchasers for credit and shall have the right to deduct the amount of any such royalties already paid from the amount of the royalties that may subsequently accrue. The Company shall also have no right to deduct allowances for unreturned defective patented products from royalties that may subsequently accrue.

      6. In the event the Company fails to perform any of its obligations herein prescribed, or in the event of any adjudication of bankruptcy, appointment of a Receiver by a Court of competent jurisdiction, assignment for the benefit of creditors or judgment against the Company, all letters patent and all applications previously assigned by CHEW and SEEL to the Company in respect of the Inventions shall revert automatically to CHEW and SEEL without further cost or expense to CHEW and SEEL; provided, however, that the Company shall be provided a period of 10 calendar days to cure a default under this Paragraph, such period to commence upon written notice of such default being sent by Chew and/or Seel to the Company at the address listed herein.

      7. The Company shall also have the option to pay to CHEW and SEEL, at any time during the existence of this Agreement, in lieu of further royalties, the sum of Five Hundred Thousand Dollars (US) $500,000.00 (US), in addition to all amounts paid and accrued prior to such payments, and such payment shall relieve the Company of all further obligations hereunder. This paragraph shall be effective only until such time as the shares of stock in the Company are listed for sale on a stock exchange in Canada or the United States.

      8. The Company shall keep, and shall require its nominees and licensees to keep, proper books of account with reference to all apparatus which it or they may manufacture and sell for use in accordance with the aforesaid Inventions, modifications and improvements and shall render annual statments or extracts from such books to CHEW and SEEL giving the gross selling prices of such apparatus as may have been manufactured and sold during the preceeding year the credits for any returned products and allowances for unreturned defective products, and the amount of royalties payable to CHEW and SEEL, the said statements to be

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rendered at the time of making the royalty payments for the last calendar quarter of such year.

      9. The Company shall use every reasonable endeavor to mark, and to have its nominees and licensees mark, all apparatus covered by patents for the Inventions during the lives of the respective patents.

      10. CHEW and SEEL covenant they will not raise or cause to be raised any question concerning or any objection to the validity of any claim in the Letters Patent granted in respect of the Inventions on any grounds whatsoever and agree not to aid others in doing so.

      11. Each of CHEW and SEEL will assign and transfer to the Company any and all modifications and improvements on the Inventions and for the patents, applications, processes and know-how related thereto discovered or invented by CHEW and SEEL, or either of them.

      12. The parties agree that the rights and obligations of the parties under the Agreement shall be governed by the laws of the State of New York without regard to its Conflict of Laws.

      13. This Agreement and the covenants herein contained shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, successors and assigns of the parties hereto.

      14. Any notice to be sent hereunder shall be sent to the parties at the addresses set forth in this Agreement.

      15. This Agreement and the assignments annexed hereto constitute the entire understanding between the parties, and no modification or alteration thereof shall be effective unless in writing and duly executed by both parties.

      16. In the event any provision hereof is declared by a court of competent jurisdiction to be unenforceable, the remaining provisions of this Agreement shall still be binding and effective on the parties.

      17. Any dispute arising hereunder shall be litigated in the Supreme Court of the State of New York in and for the County of Erie.
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      18. "Know How" as used herein shall include, without limitation, engineering and scientific information, processes and formulae; manufacturing data and procedures; machinery, plant, apparatus and equipment design; report, drawings, specifications and blueprints relating to any method, product, apparatus or article falling within the scope of said Application or any Patent issuing therefrom.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

                                        RADIANT ENERGY CORPORATION


                                        BY: /s/ John Shepherd
                                            ------------------------------------
                                        JOHN SHEPHERD, PRESIDENT


                                        /s/ Charles J. Chew
                                        ----------------------------------------
                                        CHARLES J. CHEW


                                        /s/ Timothy P. Seel
                                        ----------------------------------------
                                        TIMOTHY P. SEEL

STATE OF NEW YORK    )
COUNTY OF ERIE       )SS:

      On this     day of January, 1995, before me personally came JOHN SHEPHERD, to me personally known, who being by me duly sworn, did depose and say that he resides in Toronto, Ontario, Canada that he is the President of RADIANT ENERGY CORPORATION, the corporation described in, and which executed, the within Instrument; that he knows the seal of said corporation; that the seal affixed to said Instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name by like order.


                                        ----------------------------------------
                                        Notary Public

STATE OF NEW YORK    )
COUNTY OF ERIE       )SS:

      On this 19th day of January, 1995, before me, the subscriber, personally appeared, CHARLES J. CHEW and TIMOTHY P. SEEL, to me known and known to me to be the persons described in and who executed the within instrument, and they acknowledged to me that they executed the same for the purposes therein mentioned.


                                        ----------------------------------------
                                        Notary Public